Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711
For Immediate Release
April 22, 2009 (12:00 p.m.)

Chemung Financial Reports 1st Quarter Earnings

Chemung Financial Corporation today reported first quarter 2009 unaudited net income of $1.734 million compared to year-earlier results of $2.142 million, a decrease of $408 thousand. Earnings per share for the quarter totaled $0.48 as compared with $0.60 a year ago, a decrease of 20.0%.

In a prepared statement released this afternoon, Ronald M. Bentley, President & CEO, stated:

"The decrease in our first quarter net income compared to the first quarter of last year was in large part due to a $629 thousand or 7.5% increase in operating expenses, of which $752 thousand was associated with higher costs related to Federal Deposit Insurance Corporation ("FDIC") insurance and the company's pension plan. The negative after-tax impact on earnings of the increase in these two items totaled approximately $461 thousand or $0.13 per share. The increase in FDIC insurance reflects higher premium assessments due to the increase in the number of bank failures since the beginning of 2008, while higher pension costs were principally due to a decrease in the fair value of plan assets impacted by the overall market decline during 2008. In addition to the above, the Corporation recognized an additional $156 thousand other-than-temporary impairment ("OTTI") write-down of a trust preferred securities pool carried in the Corporation's investment portfolio, reducing the cost basis of this security from $760 thousand to its estimated fair value of $604 thousand. While we continue to receive all contractual payments on this investment, the additional OTTI write-down was based on a cash flow analysis with several factors considered, including an increase in deferrals by the issuers of the underlying securities, recent downgrades by rating agencies and the continued weakness in the U.S economy, and the financial services sector, in particular. Additionally, the reduction in first quarter earnings included a decrease in other non-interest income and an increase in the provision for loan loss expense, somewhat offset by an increase in net interest income.

Net interest income of $7.692 million was $657 thousand or 9.3% higher than the first quarter of 2008, while the net interest margin decreased 6 basis points from 3.99% to 3.93%. The increase in net interest income was due to an $86.1 million increase in average earning assets and a 104 basis point decrease in the cost of interest bearing liabilities, offset by an 85 basis point decrease in the yield on average earning assets.

A $225 thousand increase in the first quarter provision for loan losses as compared to the first quarter of 2008 reflects higher net consumer loan charge-off's, as well as management's assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, the current weakness in the economy, overall credit quality and loan growth.

Other non-interest income, excluding the above mentioned OTTI write-down, decreased $351 thousand or 7.4% compared with year-earlier results, due in large part to a $334 thousand decrease in revenue from credit card merchant processing, as this business was sold during the fourth quarter of 2008. This decrease was however offset by a $331 thousand decrease in processing costs associated with this business.

Since year-end 2008, total assets have increased $43.8 million or 5.2% to $882.1 million, with total deposits increasing $46.8 million or 7.1% to $703.7 million. While year over year average loans have increased $18.3 million or 3.4%, total loans decreased $9.4 million or 1.7% during the first quarter due to the softness in the economy and the sale of newly originated mortgages in the secondary mortgage market. Capital at the end of the quarter totaled $83.5 million with all capital ratios in excess of those required to be considered well-capitalized.

On March 20, 2009, the shareholders of Canton Bancorp, Inc. overwhelmingly approved the merger of Canton Bancorp, Inc. with Chemung Financial Corporation. Pending regulatory approval, this merger is expected to be completed during the second quarter of this year. We expect this transaction to be immediately accretive to earnings, excluding one-time transaction costs.

2009 will be a challenging year for the banking industry in light of the economic recession and continuing bank failures. However, we remain cautiously optimistic, and are well prepared for these challenges. We remain a well-capitalized, strong and healthy independent community bank."

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the parent holding company for Chemung Canal Trust Company, a full service community bank with full trust powers, which was established in 1833. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance. CFS Group, Inc. was founded in 2001.

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The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.

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